Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ingredion Incorporated:

We consent to the incorporation by reference in the registration statements (No. 333 43525, 333-71573, 333-75844, 333-33100, 333-105660, 333-113746, 333-129498, 333-143516, 333-160612, 333-171310, and 333-208668) on Form S-8 and to the incorporation by reference in the registration statement (No. 333-213597) on Form S-3 of Ingredion Incorporated of our report dated February 22, 2017, with respect to the consolidated balance sheets of Ingredion Incorporated and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10 K of Ingredion Incorporated (“the Company”).

Our report dated February 22, 2017 on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for businesses acquired by the Company during 2016 of Shandong Huanong Specialty Corn Development Co., LTD and TIC Gums Incorporated associated with total assets of $435 million and total net sales of $0.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of Shandong Huanong Specialty Corn Development Co., LTD and TIC Gums Incorporated.

/s/ KPMG LLP

Chicago, Illinois
February 22, 2017